Filed Pursuant To Rule 433

Registration No. 333-278878

October 8, 2025

Staking starts here grayscale Ethereum trust etf (ETHE) and grayscale Ethereum mini trust ETF (ETH) are now the first u.s. spot crypto ETPs to enable staking. Read our new report to learn how staking can secure blockchains and generate rewards. Ethe and eth, exchange traded products, are not registered under the Investment Company Act of 1940 (’40 Act) and therefore are not subject to the same regulations and protections as '40 Act registered ETFs and mutual funds. Investing involves risk, including possible loss of principal. Learn More

Grayscale Ethereum Mini Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.